Exhibit 99.1

Audrey Choi elected to 3M Board of Directors

ST. PAUL, Minn., August 11, 2023 -- 3M (NYSE: MMM) announced today that Audrey Choi, retired Chief Sustainability Officer and Chief Marketing Officer, Morgan Stanley, has been elected to 3M's Board of Directors, effective August 9, 2023. In connection with Ms. Choi’s election, the Board of Directors increased its size from 10 to 11 members.

Ms. Choi was Morgan Stanley’s first Chief Sustainability Officer and a member of the firm’s Management Committee from 2017-2022, overseeing sustainability for a global financial services firm with offices in 41 countries. She was also Chief Marketing Officer from 2017-2021. Over the course of her 16-year career at Morgan Stanley, she founded and led the Global Sustainable Finance Group, the Institute for Sustainable Investing, and the Community Development Finance Group. Prior to joining Morgan Stanley, she served in senior policy positions in the U.S. Government’s Executive Branch, including as Chief of Staff of the Council of Economic Advisers in the White House.

Ms. Choi has a long record of service in the philanthropic and non-profit sector, including as a board member of the Sustainable Accounting Standards Board (SASB), Wildlife Conservation Society, StoryCorps, Local Initiatives Support Corporation, New York Cares, the Impact Investing Alliance, and the Kresge Foundation. She is a frequent speaker on sustainable investing, economic development, and public-private partnerships. Ms. Choi earned her bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School.

“We are very pleased to welcome Audrey to 3M’s board, a highly accomplished leader with a proven track record in complex and cross-functional environments, including the private sector and government,” said chairman and CEO Mike Roman. “Audrey’s background in sustainability will be invaluable as we continue to prioritize progress in Science for Climate, Science for Circularity, and Science for Community, and continue to move 3M forward.”

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Investor Contacts:
Bruce Jermeland
651-733-1807
or
Diane Farrow
612-202-2449
or
Eric Herron
651-233-0043

Media Contact:
Tim Post
tpost3@mmm.com